Exhibit 15
August 9, 2006
Board of Directors and Stockholders
Glenayre Technologies, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Glenayre Technologies, Inc. for the registration of 3,000,000 shares of its common stock of our reports dated May 9, 2006 and August 7, 2006 relating to the unaudited condensed consolidated interim financial statements of Glenayre Technologies, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006.
Very truly yours,
/s/ Ernst & Young, LLP
Ernst & Young, LLP
Atlanta, Georgia